Exhibit 99.1

FOR IMMEDIATE RELEASE

VitaCube Systems Holdings, Inc.

Appoints New President

Denver, CO—(PRIME ZONE)—June 3, 2005 — VitaCube Systems Holdings, Inc. (AMEX: PRH), announced today that it has appointed Doug Ridley as its President effective immediately.  Mr. Ridley has been a member of the Company’s board of directors since January 1, 2004 and will continue to serve as a board member in addition to his new role.

Doug Ridley is well known and respected in the network marketing industry.  Previously, Mr. Ridley was President of Quorum International, a network marketing organization that began with a small infusion of capital and grew second year sales to approximately $120 million with a net pretax profit of nearly $15 million.  Quorum’s member growth reached in excess of 220,000 and management staff/employees grew to approximately 325, during Doug’s tenure.

“In keeping with our philosophy of employing leading industry experts in active positions within the company, those whose experience and expertise can be best utilized, we are pleased to announce this addition to our executive team,” said Earnest Mathis, CEO of VitaCube.

Doug Ridley noted that he was attracted to V3S because of the caliber of people that are involved:  “When choosing a network marketing company the quality and strength of its ownership and management team is critical.  The VitaCube opportunity is driven by the desire and vision of its Founder Sandy Greenberg, and Chairman and CEO Earnest Mathis.  Taken together with the Company’s competent and experienced management team and quality line of products, VitaCube is well positioned to assume a leadership role in this market.”

VitaCube Systems Holdings, Inc. (V3S) is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  V3S has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  V3S’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes, such as 5-Time Cy Young Award Winner, Randy Johnson, Super Bowl Champions Mike Alstott and Lawyer Milloy, Olympic Medalists Briana Scurry and Caroline Lalive, Stanley Cup Winner Blake Sloan and PGA Tour Professional, Tom Pernice, Jr.  V3S products are only available through independent distributors located throughout the nation.  For more information about VitaCube, please visit the following website www.v3s.com.

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Company Contacts:	VitaCube Systems Holdings, Inc.	Ashton Reed Co., Inc.
	Earnest Mathis, CEO	Ajay Anand
	(303) 316-8577, x228	V3S Investor Relations
	emathis@v3s.com	714-612-0821

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for VitaCube’s distribution network.  Actual results may differ from those discussed in such forward-looking statements.  These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors, changes in demand for the Company’s products, changes in the level of operating expenses, changes in general economic conditions that impact consumer behavior and spending, product supply, the availability, amount, and cost of capital for the Company and the Company’s use of such capital.  More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004, and all subsequent filings.

Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.